IN THE UNITED STATES DISTRICT COURT

FOR THE WESTERN DISTRICT OF OKLAHOMA

SECURITIES AND EXCHANGE COMMISSION,       )
                                                                         )
                                         Plaintiff,                          )
                                                                         )
v.                                                                     )                 Case No. CIV-00-1375-R
                                                                         )
BROADBAND WIRELESS INTERNATIONAL          )
CORPORATION, a Nevada Corporation;                     )
BROADCOM WIRELESS COMMUNICATIONS       )
CORPORATION, an Oklahoma Corporation;              )
IVAN W. WEBB, and                                                       )
DONALD L. KNIGHT,                                                      )
                                                                        )
                                                     Defendants,                   )
                                                                        )
and                                                                                       )
                                                                        )
BLACK GIANT RESOURCES CORPORATION,        )
an Oklahoma Corporation;                                              )
BROADBAND WIRELESS COMMUNICATIONS    )
CORPORATION, an Oklahoma Corporation;              )
MEDSCAN TECHNOLOGIES, INC., an Oklahoma     )
Corporation; and                                                               )
KIMBERLY KNIGHT,                                                       )
                                                                                              )
                                                     Relief Defendants.        )

FIFTH PRELIMINARY REPORT OF TEMPORARY RECEIVER

     Peter B. Bradford, Temporary Receiver, ("TR") was appointed by this Court on August 11, 2000, pursuant to this Court's Order of that date and was directed to take the actions described in the Order with respect to Defendants Broadband Wireless International Corporation, Broadcom Wireless Communications Corporation, and Relief Defendants Black Giant Resources Corporation, Broadband Wireless Communications Corporation and Medscan Technologies, Inc. Preliminary Reports of

 Temporary Receiver were filed herein on September 15, 2000, November 1, 2000, January 4, 2001 and April 6, 2001. This report will focus on activities of TR since April 6, 2001.

FINANCIAL INFORMATION

     Pursuant to the August 11, 2000 Order Appointing the Temporary Receiver, TR and his legal counsel have taken custody and control of Receivership Assets.

     The Receiver established a bank account at MidFirst Bank, Oklahoma City on August 14, 2000, into which all receipts by TR have been deposited and from which payments authorized by this Court have been made. As of March 14, 2001, the non-interest bearing checking account has a balance of $70,589,73 and the money market account balance is $106,977.03, for a total of $177,566.76.  Current indebtedness totals $48,074.73.

BUSINESS ACTIVITIES OF THE RECEIVER

     Pursuant to the Court's Order permitting Broadband to commence business operations it has engaged Ron Harris of Edmond, Oklahoma as Chief Operating Officer of the company and Mr. John Shawver as technical assistant to Mr. Harris, as well as Ms. Christella Allen of Austin, Texas as a market consultant to the company in connection with Native American market opportunities.

     Through the efforts of Mr. Harris and the Board of Directors Broadband has entered into agreements with the American Bank & Trust Company of Edmond, Oklahoma and Republic Bank of Norman, Oklahoma to provide wireless communication services for those banks to and from their branch offices in Central Oklahoma.  In addition, Broadband has entered into an

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agreement with Banc Leasing.com of McKinney, Texas under which Banc Leasing will provide and assist Broadband in marketing wireless communication services to Banc Leasing's banking clients throughout the United States.

Banking Market:

    Revenues from banking clients are now online, with the build-outs in Edmond and Norman, Oklahoma, completed. Several other qualified proposals are outstanding and under evaluation. The company expects a continuation of proposals to be presented, and as well anticipates continued increase in interest and sales of between one to four banks per month, for the next six months, not including any impact from the company's Marketing Agreement with BancLeasing.com, Inc. customer banks or additional strategic alliances.

    With the company's successful rollout in Edmond and Norman, Oklahoma, two leading banks in these markets are utilizing the company's wireless communications services to connect multiple users and multiple locations together.  The company will continue to emphasize its success in each of these two metropolitan markets, as additional marketing opportunities are pursued in the banking industry, and other target markets.  Finally, the company has targeted various communities that are underserved by alternative technologies (i.e. DSL, cable, etc.), and will continue to look for possible sales opportunities in such cities.

    In addition to the company's core broadband wireless service offerings of bWAN (network-to-network), bBAK (wireless redundancy/backup) and bWEB (Internet access), the company is evaluating the resale of additional services, such as long distance.  Accordingly, the company is evaluating various related voice-enabling services, in addition to its core offerings.

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Native American Market:

    The company continues to recognize the potential for business development in this business sector and has developed collateral materials and processes necessary to deliver qualified proposals to any nation provided we obtain site surveys and/or campus maps. The company believes this business sector will provide between $5,000 and $10,000 per month in recurring revenues initially upon each reservation build-out prior to subscriber base expansion through the L.L.C. participation. The company is forecasting two (2) completed sales per month over the next ninety days from this segment, with at least $105,000 in installation revenues.

    The company has presented a comprehensive proposal document to the Northern Cheyenne Nation, which is expected to be ratified in early June by the Tribal Council as recommended by the Telecommunications Committee.  Furthermore, Ms. Cristal Allen, Tribal Liaison for the company, has proposals working for various tribes of the Pomo, Arapaho, and Navajo nations.

    In addition, our economic development initiates for the Northern Cheyenne Nation provide for their workforce to install and implement the company's solutions (as subcontracted labor) in the reservations in a five-state area around Montana. The company believes momentous events are unfolding in these communities, wherein we provide the technical solutions, and provide the necessary tools (training) to assist the tribes in developing their own technical support and installation staff. These communities are technology and job deprived, and we have garnered much attention to bring a cost-effective, communications infrastructure and jobs to these underserved markets. We expect to install and implement at least one

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 wireless, reservation-network per month, of the similar size and magnitude as that proposed to the Northern Cheyenne Nation. AITEC (the American Indian-owned contractor with whom we have developed a strategic relationship with) is prepared for this "run-rate" and we are both anxious to capitalize on our efforts.

    The company has recently participated in the NIBA (Native Indian Business Association) conference in Albuquerque, N.M.; and continues to receive and prioritize new opportunities along with the existing qualified prospects we are currently working with.

Strategic Alliances:

    The company remains involved in discussions with several companies regarding the development of strategic alliances. While no definitive agreement has been finalized, if successful the company anticipates these agreements will provide synergistic marketing advantage, additional services, and funding for the company to continue with its aggressive business plan.

Actions of the Board of Directors:

    The Board of Directors of Broadband have adopted two resolutions of interest to the Court and investors and shareholders. On April 9, 2001 the Board of Directors adopted a resolution that BBAN would consider all claims of persons who claim to have purchased stock of BBAN, but did not receive stock or received less stock than they paid for, occurring after July 1, 1999.  This date is consistent with a corporate resolution entered into by Black Giant Oil Co. ("BGOC") for the purpose of changing the name of Broadband Wireless International Corporation with control surrendered to Don Knight and other persons.  The Receiver's counsel is pursuing those claims currently and that process will continue.

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    On May 3, 2001, the Board resolved that the 13,000,000 shares of BBAN stock which was surrendered by Broadcom Wireless Communications Corporation, a Don Knight company, was available for transfer to unidentified shareholders upon receipt of proof of consideration paid to Broadcom for such shares. Each claim by an unidentified shareholder will be considered on its own merits and must satisfy legal standards before any stock can be transferred.

SETTLEMENT ACTIVITIES

    Since Receiver's last report, he has entered into a settlement agreement with Broadband's former president, Ivan Webb of Cisco, Texas under which Mr. Webb has transferred cash and assets with a total value in excess of $350,000.00.  Mr. Webb has also agreed to cooperate with the Receiver in providing any required information concerning other Defendants.

FUTURE ACTIVITIES

     The Receiver is continuing to pursue lawsuits against third parties. Specifically, there are actions pending in this Court against Don Dickson, a former shareholder and officer of Broadcom and against Curtis Wilson, a former officer, director and shareholder of Broadband and related companies. Status conferences have been held in those actions with the federal judges assigned to those cases and it is anticipated that those cases will be resolved by the Summer of 2001.

    The Receiver has filed a Motion to Cancel an additional 15,575,222 shares of BBAN stock which Motion will be decided by Judge Russell on May 30, 2001.  A copy of the Notice of Hearing listing the shares to be canceled is attached.  At the hearing, Judge Russell has agreed to consider possible proposals for resolving the Receivership which could result in reorganization of BBAN after resolving contingent claims of investors and shareholders.

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    An SEC Annual 10-K report will be timely filed by BBAN by June 29, 2001 for the fiscal year ending March 31, 2001.  Audited financial statements will be included which are to be prepared by Clyde Bailey, C.P.A. who has prepared the corporation's financials and tax returns for the past year.

THE OTHER RECEIVERSHIP DEFENDANTS AND RELIEF DEFENDANTS

     Co-Defendant Don Knight is still absent from this jurisdiction and is believed to be in Costa Rica. The SEC has conducted depositions of Kimberly Knight and Don Dixon concerning their knowledge of Broadband activities.

    The Receiver intends to seek corporate dissolution of Broadcom Wireless Communications Corporation, Black Giant Resources Corporation and Medscan Technologies, Inc. because those Oklahoma corporations have no assets, no business activities and were abandoned by their former management.

RECOMMENDATION

     The Board of Directors and Temporary Receiver believe that present and prospective business opportunities for BBAN justify continuing operations and the Receivership for the near term.  The Board of Directors and Temporary Receiver intend to submit to the Court a plan for reorganization of the company in the near future.

Dated this 15th day of May, 2001.

                                                                                                                         /s/ Peter B. Bradford
                                                                                                                      PETER B. BRADFORD, OBA #1044
                                                                                           Conner & Winters, P.C.
                                                                                                                      One Leadership Square
                                                                                                                      211 N. Robinson, Ste. 1750
                                                                                                                      Oklahoma City, Oklahoma 73102
                                                                                                                      (405) 272-5711
                                                                                                                      (405) 232-2695 Facsimile

                                                                                          TEMPORARY RECEIVER FOR
                                                                                                                       BROADBAND WIRELESS
                                                                                                                        INTERNATIONAL CORPORATION, ET AL

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CERTIFICATE OF SERVICE

    On this 15th day of May, 2001, a true and correct copy of the above and foregoing document was mailed to the following counsel of record:

Harold R. Loftin, Jr.
801 Cherry Street, Suite 1900
Fort Worth, Texas 76102

Richard Hewitt
104 Houston Street, Ste. D
Roanoke, Texas 76262

                                                                                             /s/  Peter B. Bradford
                                                                                           Peter B. Bradford

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NOTICE TO CERTAIN SHAREHOLDERS
OF BROADBAND WIRELESS INTERNATIONAL CORPORATION (BBAN)

    Be advised that a Court hearing will be held on Wednesday, May 30, 2001 at 9:00 a.m. C.D.T. at the courtroom of Judge David Russell, Room 3309, United States Courthouse, 200 N.W. 4th Street, Oklahoma City, Oklahoma, concerning the application of Peter Bradford, Receiver for BBAN, to cancel the common stock of BBAN listed in the names of the following entities:

ASSETS

	Don L. Knight	3,975,500
	Jonathan Alexander Knight	100,000
	Wesley Bounds Knight	100,000
.	Don L. Knight as Custodian of Devin Lee Knight	100,000
	Kimberly Knight	50,000
	Black Giant Resources	1,900,000
	Medscan Technologies, Inc.	100,222
	Sub-Total	6,325,222

	Hardin County Investment & Development	5,000,000

	2nd Sub-Total	11,325,222

	Global Access New Millenium, Inc.	1,000,000
	Daniel Pellegrin (also for Global Access)	250,000
	ASF, Ltd.	2,000,000
	Atlantik International	1,000,000

	Total	15,575,222

    The Receiver is requesting that the Court approve cancellation of the above listed stock for the reasons that such stock was unlawfully issued or was not paid for by the listed shareholder.  Any shareholder listed above may appear at such hearing and present evidence why the listed stocks should not be canceled from the books of Broadband Wireless International Corporation.

    Failure of any listed shareholder to appear and present evidence showing his right to be listed as a shareholder of BBAN could result in cancellation of such stock.

    Parties may contact the Receiver, Peter B. Bradford at 211 North Robinson, Suite 1700, Oklahoma City, Oklahoma 73102, telephone (405) 272-5722.

                                                                                     /s/ Peter B. Bradford
                                                                                   Peter B. Bradford, Receiver
                                                                                   Broadband Wireless International Corporation

                                                                                  Dated: May 14, 2001